Filed pursuant to Rule 433
February 2, 2006

Relating to
Preliminary Pricing Supplement No. 13 dated February 2, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

96% Protected Currency-Linked Notes Due March 2, 2007
Based on the Performance of
a Basket of Four Currencies Relative to the U.S. Dollar

Offering Price:	$1,000 per Note

Aggregate Principal Amount:	TBD

Original Issue Date (Settlement):	March 3, 2006

Maturity:	March 2, 2007

Coupon:	None

Maturity Redemption Amount:	$960 + (Par * Basket Performance Factor * Participation Rate)

Minimum Payment Amount:	$960

Basket and Weighting:	Australian dollar (25%)
Canadian dollar (25%)
European Union euro (25%)
British pound (25%)

Participation Rate:	140% to 150% (actual participation rate to be determined on the pricing date)

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61746SCB3

Agent’s Commission:	$12.50

Issuer Ratings:	Aa3/ A+

Agent:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 13, dated February 2, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006